Exhibit 99.1

eBAY INC. ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS
— Reports Record Q1 Net Revenues of $1.77 Billion —
— Delivers Q1 GAAP Diluted EPS of $0.27 and Non-GAAP Diluted EPS of $0.33 —
— Raises Full Year Guidance —

San Jose, Calif, April 18, 2007 — eBay Inc. (Nasdaq: EBAY; www.ebay.com) reported financial results for its first quarter ended March 31, 2007.

eBay reported record consolidated Q1-07 net revenues of $1.77 billion, representing a growth rate of 27% year over year. GAAP operating income was $468 million, an increase of 45% year over year, and represented 26.5% of net revenues. Non-GAAP operating income in Q1-07 was $593 million, representing a 33.6% operating margin and a 29% year-over-year increase.

GAAP net income in Q1-07 increased 52% year over year to $377 million, or $0.27 earnings per diluted share. Non-GAAP net income increased 34% year over year to $460 million, or $0.33 earnings per diluted share. GAAP and non-GAAP earnings per diluted share increased 59% and 39% year over year, respectively.

The company purchased approximately 10 million shares of its common stock at a total cost of approximately $333 million during the quarter and may purchase up to an additional $2.0 billion of common stock through January 2009 under its stock repurchase program.

“This first quarter of 2007 was a very strong one for the company,” said eBay Inc. President and Chief Executive Officer, Meg Whitman. “The strength of our core businesses, as well as the significant traction we’re beginning to see across our newer businesses, helped us deliver great results across the board.”

Q1 Business Unit Discussion

Marketplaces

Our Marketplaces business had another solid quarter, highlighted by good conversion rates and ASPs, and great results from our non-Gross Merchandise Volume (GMV) driven businesses, which include Shopping.com, Rent.com and our Classifieds portfolio.

Marketplaces net revenues totaled a record $1.25 billion in Q1-07, a growth rate of 23% over the $1.02 billion reported in Q1-06. The eBay platform confirmed registered user base at the end of Q1-07 totaled 233 million, representing a 21% increase over the 193 million registered users reported at the end of Q1-06.

eBay’s users generated a total of 588 million listings in Q1-07, 2% higher than the 575 million listings reported in Q1-06. These listings led to eBay GMV of $14.28 billion in Q1-07, representing a 14% year-over-year increase from the $12.50 billion reported in Q1-06.

Payments

PayPal had a excellent quarter, with robust Total Payment Volume (TPV) growth, driven by increased eBay penetration around the world and another outstanding performance from its Merchant Services business.

PayPal net revenues totaled $439 million in Q1-07, a growth rate of 31% over the $335 million reported in Q1-06. PayPal had 143 million total accounts at the end of Q1-07, a 36% increase from the 105 million reported at the end of Q1-06. Those accounts helped drive record TPV of $11.36 billion in Q1-07, a 30% increase from the $8.77 billion reported in Q1-06.

PayPal Merchant Services contributed a record $4.38 billion to the $11.36 billion in global TPV in Q1-07, representing a 51% increase from the $2.91 billion reported in Q1-06.

Communications

Q1-07 was a very productive quarter for Skype, with continued momentum in user growth, and the launch of several new products intended to build community engagement and fuel Skype monetization over time.

Skype net revenues totaled $79 million in Q1-07, a growth rate of 123% over the $35 million reported in Q1-06.

Skype had 196 million registered users at the end of Q1-07, representing a 107% increase from the 95 million users at the end of Q1-06.

Other selected financial results

Operating Margin — GAAP operating margin increased to 26.5% in Q1-07, up from 23.2% in Q1-06. Non-GAAP operating margin increased to 33.6% in Q1-07, from 33.1% in Q1-06. The year-over-year increase in non-GAAP operating margin is the result of continued expense leverage and productivity and the benefit of a weaker US dollar, which was offset by the negative gross margin mix impact coming from our higher growth, lower margin businesses of PayPal and Skype.

Taxes — The GAAP effective tax rate for Q1-07 was 24%, which was a decrease from 29% for Q1-06 and 28% in Q4-06. The non-GAAP effective tax rate in Q1-07 was 26%, which was a decrease from 29% for Q1-06 and Q4-06. The lower tax rates in Q1-07 resulted primarily from expansion of our international operations and tax regulations affecting the allocation of costs to our international businesses. During Q1-07, the company implemented Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” which resulted in a reclassification of certain tax liabilities from current to non-current on the balance sheet and had no impact on net income.

Cash Flows — GAAP operating cash flows decreased 3% year over year to $564 million in Q1-07. Free cash flow increased to $479 million in Q1-07 compared to $451 million in Q1-06.

Cash, Cash Equivalents, and Investments — The company’s cash, cash equivalents, and investments totaled approximately $3.50 billion at the end of Q1-07.

“Our Q1 results reflect a strong start to 2007,” said Bob Swan, chief financial officer, eBay Inc. “We delivered solid revenue growth, expanded operating margins and strong earnings and free cash flow, while deploying capital to strengthen our business with our acquisition of StubHub and our continued share repurchase program.”

Business Outlook

Second Quarter 2007 — eBay expects consolidated net revenues for Q2 2007 to be in the range of $1.750 billion to $1.800 billion. Non-GAAP earnings per diluted share for Q2 2007 are expected to be in the range of $0.31 to $0.33. These amounts assume a US dollar to Euro exchange rate of $1.30.

Full Year 2007 — eBay now expects consolidated net revenues for 2007 to be in the range of $7.200 billion to $7.450 billion. Non-GAAP operating margin for 2007 is expected to be 33%. Non-GAAP earnings per diluted share for 2007 are now expected to be in the range of $1.30 to $1.34. These amounts assume a US dollar to Euro exchange rate of $1.30.

Quarterly Conference Call

eBay will host a conference call to discuss first quarter results at 2 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation which includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations website at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.

About eBay Inc.

Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, Shopping.com, and others. eBay Inc. is headquartered in San Jose, California.

Non-GAAP Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flows. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. See “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP to Non-GAAP Operating Income,” “Reconciliation of GAAP to Non-GAAP Net Income,” “Reconciliation of GAAP to Non-

GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flow to Free Cash Flow” and “Business Outlook” included in this press release for further information regarding these non-GAAP financial measures, including a reconciliation of these measures to the nearest comparable GAAP measures.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries. These statements involve risks and uncertainties, and the company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to increasingly achieve growth from its existing users as well as from new users in its more established markets; the company’s ability to deal with the increasingly competitive e-commerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the regulatory, patent, and competitive risks specific to Skype; the competitive, regulatory, credit card association, and other risks specific to PayPal, especially as it continues to expand geographically; the company’s need to manage other regulatory, tax, and litigation risks as its product offerings expand and its services are offered in more jurisdictions; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities to accommodate growth at a reasonable cost; the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; fluctuations in foreign exchange rates; the company’s ability to profitably expand its model to new types of merchandise and sellers; assumptions and methods used to value and expense stock options provided to employees; and, the company’s ability to profitably integrate, manage and grow recent and future acquisitions and other transactions. The forward looking statements in this release do not include the potential impact of any acquisitions that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations website at http://investor.ebay.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	Hani Durzy	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Website:	http://investor.ebay.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet
(In Thousands)

	December 31,	March 31,
	2006	2007

ASSETS
Current assets:
Cash and cash equivalents	$2,662,792	$2,967,009
Short-term investments	542,103	317,275
Accounts receivable, net	393,195	380,473
Funds receivable	399,297	425,021
Restricted cash	12,738	14,934
Other current assets	960,461	994,897

Total current assets	4,970,586	5,099,609
Long-term investments	277,853	220,662
Property and equipment, net	998,196	1,035,714
Goodwill	6,544,278	6,803,103
Intangible assets, net	682,977	717,893
Other assets	20,121	43,070

	$13,494,011	$13,920,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,392	$122,535
Funds payable and amounts due to customers	1,159,952	1,202,764
Accrued expenses and other current liabilities	681,669	690,792
Deferred revenue and customer advances	128,964	143,144
Income taxes payable	464,418	91,336

Total current liabilities	2,518,395	2,250,571
Deferred and other tax liabilities, net	31,784	410,498
Other liabilities	39,200	42,795

Total liabilities	2,589,379	2,703,864

Total stockholders’ equity	10,904,632	11,216,187

	$13,494,011	$13,920,051

eBay Inc.

Unaudited Condensed Consolidated Statement of Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2006	2007

Net revenues(1)	$1,390,419	$1,768,074
Cost of net revenues	283,597	393,689

Gross profit	1,106,822	1,374,385

Operating expenses
Sales and marketing	388,684	443,252
Product development	119,070	137,598
General and administrative	229,552	278,359
Amortization of acquired intangible assets	46,892	47,349

Total operating expenses	784,198	906,558

Income from operations(2)	322,624	467,827
Interest and other income, net	25,759	30,020
Interest expense	(747)	(4,542)

Income before income taxes	347,636	493,305
Provision for income taxes	(99,354)	(116,129)

Net income	$248,282	$377,176

Net income per share:
Basic	$0.18	$0.28

Diluted	$0.17	$0.27

Weighted average shares:
Basic	1,406,309	1,366,915

Diluted	1,437,581	1,384,287

(1)	Net revenues in the three-month period ended Q1-07 were positively impacted by foreign currency translation of approximately $67 million compared to the same period of the prior year. On a sequential basis, Q1-07 net revenues were positively impacted by foreign currency translation of approximately $13 million.

(2)	Operating income in the three-month period ended Q1-07 was positively impacted by foreign currency translation of approximately $41 million, compared to the same period of the prior year. On a sequential basis, Q1-07 operating income was positively impacted by foreign currency translation of approximately $8 million.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2006	2007

Cash flows from operating activities:
Net income	$248,282	$377,176
Adjustments:
Provision for doubtful accounts and authorized credits	27,047	24,795
Provision for transaction losses	25,627	35,937
Depreciation and amortization	123,286	143,449
Stock-based compensation related to stock options and employee stock purchases	83,818	71,950
Tax benefit on the exercise of employee stock options	37,442	22,995
Excess tax benefits from stock-based compensation	(23,372)	(13,773)
Deferred income taxes	(7,500)	(42,032)
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable	(22,901)	(12,676)
Funds receivable	29,748	(23,278)
Other current assets	(117,726)	(18,521)
Other non-current assets	7,263	(22,364)
Accounts payable	51,956	8,407
Funds payable and amounts due to customers	74,331	24,974
Accrued expenses and other liabilities	(18,760)	(40,503)
Deferred revenue and customer advances	9,023	14,176
Income taxes payable and other tax liabilities	56,640	13,780

Net cash provided by operating activities	584,204	564,492

Cash flows from investing activities:
Purchases of property and equipment, net	(133,576)	(85,413)
Purchases of investments	(378,087)	(112,527)
Maturities and sales of investments	365,777	392,696
Acquisitions, net of cash acquired	—	(258,559)
Other	—	1,153

Net cash used in investing activities	(145,886)	(62,650)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	80,606	92,155
Repurchases of common stock, net	—	(331,085)
Excess tax benefits from stock-based compensation	23,372	13,773

Net cash provided by (used in) financing activities	103,978	(225,157)

Effect of exchange rate changes on cash and cash equivalents	20,558	27,532

Net increase in cash and cash equivalents	562,854	304,217
Cash and cash equivalents at beginning of period	1,313,580	2,662,792

Cash and cash equivalents at end of period	$1,876,434	$2,967,009

eBay Inc.

Unaudited Summary of Consolidated Net Revenues
(In Thousands, Except Percentages)

Net Revenues by Type

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2006	2006	2006	2006	2007

Net Transaction Revenues
Marketplaces	$990,527	$997,121	$1,017,274	$1,198,418	$1,211,545
Current quarter vs prior quarter	2%	1%	2%	18%	1%
Current quarter vs prior year quarter	28%	22%	22%	24%	22%
Percent of Marketplaces revenue from international	49%	51%	49%	51%	52%
Payments	328,150	330,684	340,032	402,958	418,992
Current quarter vs prior quarter	10%	1%	3%	19%	4%
Current quarter vs prior year quarter	44%	39%	42%	35%	28%
Percent of Payments revenue from international	36%	38%	38%	40%	41%
Communications	35,160	44,158	50,021	63,417	77,078
Current quarter vs prior quarter	42%	26%	13%	27%	22%
Current quarter vs prior year quarter	—	—	—	156%	119%
Percent of Communications revenue from international	87%	86%	84%	84%	85%

Total net transaction revenues	1,353,837	1,371,963	1,407,327	1,664,793	1,707,615
Current quarter vs prior quarter	5%	1%	3%	18%	3%
Current quarter vs prior year quarter	35%	30%	31%	29%	26%
Advertising and other non-transaction revenues
Total advertising and other non-transaction revenues	36,582	38,821	41,310	55,108	60,459
Current quarter vs prior quarter	(1)%	6%	6%	33%	10%
Current quarter vs prior year quarter	28%	34%	44%	49%	65%

Total net revenues	$1,390,419	$1,410,784	$1,448,637	$1,719,901	$1,768,074

Current quarter vs prior quarter	5%	1%	3%	19%	3%
Current quarter vs prior year quarter	35%	30%	31%	29%	27%

eBay Inc.

Unaudited Summary of Consolidated Net Revenues
(In Thousands, Except Percentages)

Net Revenues by Segment

	March 31,	June 30,	September 30,	December 31,	March 31,
	2006	2006	2006	2006	2007

Marketplaces	$1,020,193	$1,027,535	$1,049,039	$1,237,523	$1,250,200
Current quarter vs prior quarter	2%	1%	2%	18%	1%
Current quarter vs prior year quarter	28%	22%	22%	24%	23%
Percent of Marketplaces revenue from international	48%	50%	49%	50%	51%
Payments	335,066	339,091	349,577	416,796	439,341
Current quarter vs prior quarter	10%	1%	3%	19%	5%
Current quarter vs prior year quarter	44%	39%	41%	37%	31%
Percent of Payments revenue from international	35%	38%	38%	41%	41%
Communications	35,160	44,158	50,021	65,582	78,533
Current quarter vs prior quarter	42%	26%	13%	31%	20%
Current quarter vs prior year quarter	—	—	—	164%	123%
Percent of Communications revenue from international	87%	86%	84%	84%	85%

Total net revenues	$1,390,419	$1,410,784	$1,448,637	$1,719,901	$1,768,074

Current quarter vs prior quarter	5%	1%	3%	19%	3%
Current quarter vs prior year quarter	35%	30%	31%	29%	27%

Net Revenues by Geography

	March 31,	June 30,	September 30,	December 31,	March 31,
	2006	2006	2006	2006	2007

US net revenues	$748,136	$724,699	$763,864	$872,287	$884,909
Current quarter vs prior quarter	3%	(3)%	5%	14%	1%
Current quarter vs prior year quarter	35%	25%	26%	20%	18%
Percent of total	54%	51%	53%	51%	50%
International net revenues	642,283	686,085	684,773	847,614	883,165
Current quarter vs prior quarter	6%	7%	(0)%	24%	4%
Current quarter vs prior year quarter	35%	36%	38%	40%	38%
Percent of total	46%	49%	47%	49%	50%

Total net revenues	$1,390,419	$1,410,784	$1,448,637	$1,719,901	$1,768,074

Current quarter vs prior quarter	5%	1%	3%	19%	3%
Current quarter vs prior year quarter	35%	30%	31%	29%	27%

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data
(In Millions, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2006	2006	2006	2006	2007

Confirmed Registered Users (1)	192.9	202.7	211.9	221.6	233.4
Current quarter vs prior quarter	7%	5%	5%	5%	5%
Current quarter vs prior year quarter	31%	29%	26%	23%	21%
Active Users(2)	75.4	77.7	79.8	81.8	82.9
Current quarter vs prior quarter	5%	3%	3%	3%	1%
Current quarter vs prior year quarter	25%	20%	17%	14%	10%
Number of Non-Store Inventory Listings (3)	490.8	490.5	488.3	526.5	509.3
Current quarter vs prior quarter	2%	(0)%	(0)%	8%	(4)%
Current quarter vs prior year quarter	23%	22%	20%	10%	4%
Number of Store Inventory Listings (3)	84.6	105.5	95.4	83.7	79.1
Current quarter vs prior quarter	29%	25%	(10)%	(12)%	(5)%
Current quarter vs prior year quarter	164%	178%	85%	27%	(6)%
Gross Merchandise Volume (4)	$12,504	$12,896	$12,639	$14,434	$14,281
Current quarter vs prior quarter	4%	3%	(2)%	14%	(1)%
Current quarter vs prior year quarter	18%	18%	17%	20%	14%
Fixed Price Trading (5) as % of gross merchandise volume	34%	35%	37%	38%	39%
eBay Stores (6) (in thousands)	486	541	573	593	632
Current quarter vs prior quarter	27%	11%	6%	3%	7%
Current quarter vs prior year quarter	84%	81%	71%	55%	30%
Percent of eBay Stores hosted internationally	49%	53%	56%	56%	57%

Rent.com, Shopping.com, and our classifieds websites are not included in these metrics.

(1)	Cumulative total of all users who have completed the registration process on one of eBay Marketplaces trading platforms.

(2)	All users, excluding users of Half.com and Internet Auction, who bid on, bought, or listed an item within the previous 12-month period.

(3)	Listings on eBay Marketplaces trading platforms during the quarter, regardless of whether the listing subsequently closed successfully.

(4)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

(5)	Primarily, GMV related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms during the quarter.

(6)	Total number of eBay Seller Stores worldwide, hosted on eBay’s trading platforms as of each respective quarter end.

eBay Inc.

Unaudited Payments Supplemental Operating Data
(In Millions, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2006	2006	2006	2006	2007

Total accounts (1)	105.0	113.7	122.5	133.0	143.3
Current quarter vs prior quarter	9%	8%	8%	9%	8%
Current quarter vs prior year quarter	47%	44%	41%	38%	36%
Active accounts (2)	29.2	29.5	30.9	35.1	35.7
Total number of payments (3)	149.2	143.3	146.2	172.0	177.0
Current quarter vs prior quarter	7%	(4)%	2%	18%	3%
Current quarter vs prior year quarter	35%	27%	25%	23%	19%
Total payment volume (4)	$8,769	$8,856	$9,123	$11,004	$11,359
Current quarter vs prior quarter	8%	1%	3%	21%	3%
Current quarter vs prior year quarter	41%	37%	37%	36%	30%
Merchant Services total payment volume as % of total payment volume	33%	35%	37%	36%	39%
Transaction rates (5)
Transaction revenue rate	3.74%	3.73%	3.73%	3.66%	3.69%
Transaction processing expense rate	1.04%	1.02%	1.07%	1.08%	1.09%
Transaction loss rate	0.29%	0.27%	0.35%	0.41%	0.32%

(1)	Cumulative total of all accounts opened, including users who made payments using PayPal but have not registered, excluding accounts that have been closed or locked and excluding payment gateway business accounts.

(2)	All accounts, and users whether registered or not, that sent or received at least one payment through the PayPal system during the quarter. Q4-06 active accounts reflect an adjustment to previously disclosed amounts.

(3)	Total number of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(4)	Total dollar volume of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(5)	Transaction rates represent the ratio of PayPal transaction revenues (including the payment gateway business), PayPal third-party processing expenses and PayPal fraud and protection program losses relative to total payment volume.

eBay Inc.

Unaudited Communications Supplemental Operating Data
(In Millions, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2006	2006	2006	2006	2007

Registered users(1)	94.6	113.1	135.9	171.2	195.5
Current quarter vs prior quarter	27%	20%	20%	26%	14%
Current quarter vs prior year quarter	—	—	—	129%	107%

(1)	Cumulative number of unique user accounts created on Skype.

eBay Inc.

Business Outlook
(In Millions, Except Per Share Amounts And Percentages)

The guidance figures provided below and elsewhere in this press release are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date hereof, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations website at http://investor.ebay.com or the SEC’s website at www.sec.gov.

Three months ending June 30, 2007
	GAAP	Non-GAAP(a)

Net revenues	$1,750-$1,800	$1,750-$1,800
Diluted EPS	$0.24-$0.26	$0.31 -$0.33

Year ending December 31, 2007
	GAAP	Non-GAAP(a)

Net revenues	$7,200-$7,450	$7,200-$7,450
Operating margin	26%	33%
Diluted EPS	$1.05-$1.09	$1.30 -$1.34
Effective tax rate	24.0%-24.5%	26.0%-26.5%

(a)	Non-GAAP amounts and percentages reflect estimated quarterly adjustments to exclude the amortization of acquired intangible assets of approximately $50-$65 million and stock-based compensation and payroll taxes on employee stock options of approximately $70-$85 million. See further discussion regarding non-GAAP measures of financial performance on the following page.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flows.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on page 12, 14 and 15 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, and net purchases of property and equipment that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial statements that do not include stock-based compensation expense related to employee stock options and employee stock purchases, employer payroll taxes on employee non-qualified stock option gains, amortization of acquired intangible assets, gain on sale of equity investment and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation related to stock options and employee stock purchases.  These expenses consist of expenses for stock options and employee stock purchases under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”. eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that eBay does not believe are reflective of ongoing operating results.

Employer payroll taxes on employee non-qualified stock option gains.  This amount is dependent on eBay’s stock price and the timing and size of exercise by employees of their stock options, over which management has virtually no control, and as such does not correlate to eBay’s operation of the business.

Amortization of acquired intangible assets.  eBay incurs amortization of acquired intangible assets in connection with acquisitions and investments. eBay excludes these items because they arise from eBay’s prior acquisitions and have no direct correlation to the current operating results of eBay’s business.

Income taxes associated with certain non-GAAP entries.  This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property, buildings, and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.

Reconciliation of GAAP to Non-GAAP Operating Income
(In Thousands, Except Percentages)

	Three Months Ended
	March 31,	March 31,
	2006	2007

GAAP Operating Income	$322,624	$467,827
Stock-based compensation expense related to employee stock options and employee stock purchases	83,818	71,950
Payroll tax on stock option exercise	2,324	1,778
Amortization of acquired intangible assets	51,921	51,890

Non-GAAP Operating Income	$460,687	$593,445

Non-GAAP Operating Margin	33.1%	33.6%

Reconciliation of GAAP to Non-GAAP Net Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,	March 31,
	2006	2007

GAAP Net Income	$248,282	$377,176
Stock-based compensation expense related to employee stock options and employee stock purchases	83,818	71,950
Payroll tax on stock option exercise	2,324	1,778
Amortization of acquired intangible assets	51,921	51,890
Income taxes associated with certain non-GAAP entries	(43,442)	(42,315)

Non-GAAP Net Income	$342,903	$460,479

Diluted net income per share:
GAAP	$0.17	$0.27

Non-GAAP	$0.24	$0.33

Shares used in diluted net income per-share calculation	1,437,581	1,384,287

Reconciliation of GAAP to Non-GAAP Effective Tax Rate
(In Thousands, Except Percentages)

	Three Months Ended
	March 31,	March 31,
	2006	2007

GAAP Provision for income taxes(a)	$99,354	$116,129
Income taxes associated with certain non-GAAP entries	43,442	42,315

Non-GAAP Provision for income taxes(b)	$142,796	$158,444

GAAP Income before income taxes(c)	$347,636	$493,305
Stock-based compensation expense related to employee stock options and employee stock purchases	83,818	71,950
Payroll tax on stock option exercise	2,324	1,778
Amortization of acquired intangible assets	51,921	51,890

Non-GAAP income before income taxes(d)	$485,699	$618,923

GAAP effective tax rate (a/c)	29%	24%

Non-GAAP effective tax rate (b/d)	29%	26%

Reconciliation of Operating Cash Flow to Free Cash Flow
(In Thousands)

	Three Months Ended
	March 31,	March 31,
	2006	2007

Net cash provided by operating activities	$584,204	$564,492
Less: Purchases of property and equipment, net	(133,576)	(85,413)

Free cash flow	$450,628	$479,079